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Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Professional Bancorp, Inc.:

    We consent to the inclusion of our report dated April 19, 1999, with respect to the consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows of Professional Bancorp, Inc. and subsidiary for the year ended December 31, 1998, which report appears in the registration statement on Form S-4 of First Community Bancorp and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Los Angeles, California
July 20, 2001

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Exhibit 23.2